                                                                    EX-99.B6.(b)

                      ADMINISTRATION, SHAREHOLDER SERVICES
                           AND DISTRIBUTION AGREEMENT

AGREEMENT made this 14th day of October, 1988, by and between CASH EQUIVALENT FUND, a Massachusetts business trust (the "Fund"), and KEMPER FINANCIAL SERVICES, INC., a Delaware corporation ("KFS").

In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

1. The Fund hereby appoints KFS to act as administrator for the benefit of the Fund and its shareholders to provide information and services for existing and potential shareholders of the Fund. In this regard, KFS shall appoint various Firms to provide a cash management service for their clients through the Fund. The Firms shall provide such office space and equipment, telephone facilities, personnel, literature distribution, advertising and promotion as is necessary or beneficial for providing information and services to potential and existing shareholders and to assist the Fund's shareholder service agent in servicing accounts of the Firm's clients who own Fund shares ("clients"). Such services and assistance may include, but not be limited to, establishment and maintenance of shareholder accounts and records, processing purchase and redemption transactions, automatic investment in Fund shares of client account cash balances, answering routine client inquiries regarding the Fund, assistance to clients in changing dividend options, account designations and addresses, and such other services as the Fund may reasonably request. KFS may also provide some of the above services for the Fund.

KFS accepts such appointment and agrees during such period to render such services and to assume the obligations herein set forth for the compensation herein provided. KFS shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund. It is understood and agreed that KFS, by separate agreement with the Fund, may also serve the Fund in other capacities.

In carrying out its duties and responsibilities hereunder, KFS will, pursuant to separate written contracts, appoint various Firms to provide administrative, distribution and other services described herein directly to or for the benefit of existing and potential shareholders who may be clients of such Firms. Such Firms shall at all times be deemed to be independent contractors retained by KFS and not the Fund. The agreements between KFS and such Firms shall be substantially in the form attached hereto as Appendix I. The fee schedule in the services agreement in effect

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for any specific Firm may be varied from that set forth in the attached
Appendix in the discretion of KFS.

This Agreement applies to the three currently authorized series of shares of the Fund ("Portfolios"). These Portfolios are the "Money Market Portfolio," the "Government Securities Portfolio" and the "Tax-Exempt Portfolio."

2. For the services and facilities described in Section 1, the Fund will pay to KFS at the end of each calendar month an administrative fee computed at an annual rate of 0.38 of .1% of the average daily net assets of the Money Market Portfolio and the Government Securities Portfolio and at an annual rate of
0.33 of 1% of the average daily net assets of the Tax-Exempt Portfolio. The fees shall be charged to each Portfolio of the Fund subject to this Agreement based upon the average daily net assets of such Portfolio and at the annual rate applicable to such Portfolio as provided above. For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the month and year, respectively. The services of KFS to the Fund under this Agreement are not to be deemed exclusive, and KFS shall be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.

The net asset value for each Portfolio shall be calculated in accordance with the provisions of the Fund's current prospectus. On each day when net asset value is not calculated, the net asset value of a share of any Portfolio shall be deemed to be the net asset value of such a share as of the close of business on the last day on which such calculation was made for the purpose of the foregoing computations.

3. The Fund shall assume and pay all charges and expenses of its operations not specifically assumed or otherwise to be provided by KFS under this Agreement.

4. KFS shall prepare reports for the Board of Trustees of the Fund on a quarterly basis showing amounts paid to the various Firms, the basis for any discretionary payments made to such Firms and such other information as from time to time shall be reasonably requested by the Board of Trustees.

5. This Agreement shall automatically terminate in the event of its assignment and may be terminated at any time without the payment of any penalty by the Fund or by KFS on sixty (60) days written notice to the other party.
The Fund may effect such termination with respect to a Portfolio by a vote of
(i) a majority of the Board of Trustees, (ii) a majority of the trustees who are not interested persons of the Fund and who have no direct or indirect financial interest in this Agreement or in

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any agreement related to this Agreement, or (iii) a majority of the outstanding voting securities of the Portfolio.

This Agreement may not be amended to increase the amount to be paid by a Portfolio to KFS for services hereunder without the vote of a majority of the outstanding voting securities of such Portfolio. All material amendments to this Agreement must in any event be approved by a vote of the Board of Trustees of the Fund including the trustees who are not interested persons of the Fund and who have no direct or indirect financial interest in this Agreement or in any agreement related to this Agreement, cast in person at a meeting called for such purpose.

This Agreement shall become effective at 5:00 p.m. (CST) on the date hereof and shall continue until December 1, 1989 and shall continue from year to year thereafter with respect to each Portfolio only so long as such continuance is approved for each Portfolio at least annually by a vote of the Board of Trustees of the Fund including trustees who are not interested persons of the Fund and who have no direct or indirect financial interest in this Agreement.

The terms "assignment", "interested" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the Investment Company Act of 1940 and the rules and regulations thereunder.

Termination of this Agreement shall not affect the right of KFS to receive payments on any unpaid balance of the compensation described in Section 2 earned prior to such termination.

6. In connection with any distribution activities pursuant to this Agreement, KFS agrees that it and the Firms shall not use or distribute or authorize the use or distribution of any statements other than those contained in the Fund's current prospectus or in such supplemental literature or advertising as may be authorized by the Fund or KFS.

7. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

8. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

9. The Underwriting Agreement, dated November 29, 1985, between the Fund and KFS is hereby incorporated herein and made a part hereof and is subject to the terms and conditions herein set forth.

10. All parties hereto are expressly put on notice of the Cash Equivalent Fund Agreement and Declaration of Trust and all

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

amendments thereto, all of which are on file with the Secretary of The Commonwealth of Massachusetts, and the limitation of shareholder and trustee liability contained therein. This Agreement has been executed by and on behalf of the Fund by its representatives as such representatives and not individually, and the obligations of the Fund hereunder are not binding upon any of the trustees, officers or shareholders of the Fund individually but are binding upon only the assets and property of the Fund. With respect to any claim by KFS for recovery of that portion of the service fees (or any other liability of the Fund arising hereunder) allocated to a particular Portfolio, whether in accordance with the express terms hereof or otherwise, KFS shall have recourse solely against the assets of that Portfolio to satisfy such claim and shall have no recourse against the assets of any other Portfolio for such purpose.

11. This Agreement shall be construed in accordance with applicable federal law and (except as to Section 10 hereof which shall be construed in accordance with the laws of The Commonwealth of Massachusetts) the laws of the State of Illinois.

12. This Agreement supersedes the Administration, Shareholder Services and Distribution Agreement between the Fund and KFS dated December 1, 1986.

IN WITNESS WHEREOF, the Fund and KFS have caused this Agreement to be executed as of the day and year first above written.


                                                 CASH EQUIVALENT FUND

                                                 By: /s/ Charles M. Kierscht
                                                    --------------------------
                                                 Title:  President

ATTEST:

/s/ Philip J. Collora
---------------------------
Title:  Assistant Secretary


                                                 KEMPER FINANCIAL SERVICES, INC.


                                                 By:  /s/ Robert J. Engling
                                                     ------------------------
                                                 Title:  Sr. V.P.

ATTEST:

/s/ David F. Dierenfeldt
----------------------------
Title:  Assistant Secretary

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


                               SERVICES AGREEMENT


AGREEMENT made as of the     day of                 between KEMPER FINANCIAL
SERVICES, INC. ("KFS"), as administrator for CASH EQUIVALENT FUND (the "Fund") pursuant to the Administration, Shareholder Services and Distribution
Agreement dated ,             ("Administration Agreement") and     (the "Firm").

In consideration of the mutual covenants hereinafter contained, the parties agree as follows:

1. KFS hereby appoints the Firm to provide a cash management service for its clients through the Fund. The Firm shall provide such office space and equipment, telephone facilities, personnel, literature distribution, advertising and promotion as is necessary or beneficial for providing information and services to potential and existing shareholders, and to assist the Fund's shareholder services agent in servicing accounts of the Firm's clients who own Fund shares ("clients"). Such services and assistance may include, but are not limited to, establishment and maintenance of shareholder accounts and records, processing purchase and redemption transactions, automatic investment in Fund shares of client account cash balances, answering routine client inquiries regarding the Fund, assistance to clients in changing dividend options, account designations and addresses, and such other services as KFS may reasonably request.

The Firm shall provide such security as is necessary to prevent unauthorized use of any on-line computer facilities. The Firm agrees to release, indemnify and hold harmless the Fund, KFS, United Missouri Bank of Kansas City, N.A., and DST Systems, Inc. from any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by the Firm, its officers, employees or agents regarding the purchase, redemption, transfer or registration of Fund shares for accounts of the Firm, its clients and other shareholders. Principals of the Firm will be available to consult from time to time with KFS concerning administration and performance of the Services contemplated by this Agreement.

The Firm accepts such appointment and agrees during such period to render such services and to assume the obligations herein set forth for the compensation herein provided. The Firm shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund or KFS in any way or otherwise be deemed an agent of the Fund or KFS.

2. For the services and facilities described in Section 1, KFS will pay a fee to the Firm after the end of each month at the annual rate applicable to the average aggregate daily net asset value of shares of the Portfolios of the Fund in the accounts for


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which the Firm provides services, in accordance with the schedules below.

Money Market and Government Securities Portfolio

                                                  Applicable Fee
               Average Daily Net Assets         Rate (Annualized)
               ------------------------         -----------------
Less than $10 million . . . . . . . . . . . . .    .15 of 1%
$10 million but less than $50 million . . . . .    .27 of 1%
$50 million but less than $100 million. . . . .    .30 of 1%
$100 million but less than $250 million . . . .    .34 of 1%
$250 million but less than $1 billion . . . . .    .38 of 1%
$1 billion or more                                 .40 of 1%

Tax-Exempt Portfolio

                                                  Applicable Fee
               Average Daily Net Assets         Rate (Annualized)
               ------------------------         -----------------
Less than $10 million . . . . . . . . . . . . .    .15 of 1%
$10 million but less than $50 million . . . . .    .27 of 1%
$50 million but less than $100 million. . . . .    .30 of 1%
$100 million or more. . . . . . . . . . . . . .    .33 of 1%

In computing the Firm's fee, one-twelfth of the applicable fee rate set forth above shall be applied to the average aggregate daily net asset value of shares of the applicable Portfolio of the Fund in accounts for which the firm provides services for the month in question. Each month's fee shall be determined independently of every other month's fee. For purposes of determining which fee rates are applicable for the Firm under the schedules set forth above, average daily net assets will be the aggregate of such assets in accounts of all Portfolios of the Fund serviced by such Firm. KFS may in its sole discretion from time to time pay additional amounts to the Firm, either on the basis of a percentage of the average aggregate daily net asset value of shares of the Portfolios of the Fund in accounts serviced by such Firm or as fixed dollar amounts. KFS may in its discretion limit the applicable fee rate under the above schedule pertaining to the Money Market and Government Securities Portfolios to a maximum of .38 of 1%. For the month in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the month.

3. No person is authorized to make any representations concerning the Fund, or shares of the Fund or shareholder

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

services except in accordance with the terms of this Agreement. Neither the Firm nor its agents will use or distribute, or authorize the use or distribution of, any statements other than those contained in the Fund's current prospectus or in such supplemental literature or advertising as may be authorized by the Fund or KFS.

4. The Firm shall prepare such quarterly reports for KFS as shall reasonably be requested by KFS.

5. This Agreement shall become effective on the date hereof and shall continue in effect until terminated. This Agreement shall automatically terminate in the event of its assignment and upon any termination of the Administration Agreement. It may be terminated at any time by the Firm or by KFS on thirty (30) days written notice.

6. The Firm acknowledges that KFS may enter into similar agreements with others without the consent of the Firm.

7. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be affected thereby.

8. This Agreement supersedes all prior services agreements between the parties, relating to the Fund, except the Selling Group Agreement, if any.

9. All communications to KFS should be sent to 120 South LaSalle Street, Chicago, Illinois 60603. Any notice to the Firm shall be duly given if mailed or telegraphed to the address specified below. This Agreement shall be construed in accordance with the laws of Illinois.


The Firm                      Kemper Financial Services, Inc.

By:_________________________  By:____________________________

Firm's Address:






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